Exhibit 10.28

NOTE EXCHANGE AGREEMENT

This Exchange Agreement (the “Agreement”), is made and entered into as of August 8, 2012 (the “Effective Date”), by and between U.S. Dry Cleaning Services Corporation (the “Company”) and INTL Provident Group (the “Holder”).

WHEREAS, the Company issued a Senior Secured Promissory Note Due September 23, 2013 in the amount of Four Hundred Seventy-Five Thousand Dollars ($475,000) (the “Original Note”) to Holder and in connection therewith granted to Holder a security interest in the Company’s assets as more specifically set forth in that certain Security Agreement, dated September 23, 2011 (the “Security Agreement”); and

WHEREAS, the Company desires to offer a combination of an upfront cash payment, a new promissory note, and a stock grant, all on such terms as set forth below, in exchange for cancellation of the Original Note.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

1.                                      Cash Payment.  As partial consideration for the cancellation of the Original Note hereunder, the Company hereby agrees to pay Holder a cash payment of One Hundred Eighteen Thousand Seven Hundred Fifty Dollars ($118,750) (the “Cash Payment”).  The Company shall deliver such Cash Payment by check or wire transfer, at the direction of the Holder, within five (5) days of the Effective Date.

2.                                      Issuance of New Note.  As additional consideration for the cancellation of the Original Note, the Company hereby agrees to issue Holder a new 10% Senior Secured Promissory Note Due March 31, 2015, substantially in the form attached hereto as Exhibit A (the “New Note”), in a principal amount of One Hundred Eighteen Thousand Seven Hundred Fifty Dollars ($118,750).  In connection therewith, the Holder hereby agrees to enter into an Intercreditor Agreement, substantially in the form attached hereto as Exhibit B (the “Intercreditor Agreement”).  The indebtedness represented by the New Note and the payment of the principle and interest on the New Note shall conform with the terms of the September Debentures (as such term is defined in the New Note), as amended, held by Setal 7, LLC with regards to term, the payment of interest and priority.  The Company shall deliver such New Note within five (5) days of the Effective Date.  The indebtedness represented by the New Note shall be considered an “Obligation” of the Company under the Security Agreement and the Holder shall be entitled to all rights and remedies provide by the Security Agreement.

3.                                      Stock Grant.  If and when the Company consummates an underwritten public offering of shares of its common stock pursuant to a registration statement filed with and declared effective by the Securities Exchange Commission after the date of this Agreement (the “Public Offering”) or as soon as practicable upon demand by Holder, the Company agrees to issue to Holder such number of shares of the Company’s common stock equal to Two Hundred Thirty-Seven Thousand Five Hundred Dollars ($237,500) divided by the lesser of (a) eighty percent (80%) of the per share price of the Company’s common stock sold in the Public Offering or (b) the lesser of (i) Five Dollars ($5.00), subject to proportionate adjustment for any stock splits, subdivisions, conversions, or reclassifications of any capital stock of the Company so that they conversion price most closely approximates the economic benefit set forth herein or (ii) the valuation ascribed to the common stock in a future valuation event (i.e. a private financing, a merger and acquisition transaction, strategic transaction, independent appraisal, etc.).

4.                                      Cancellation of Original Note.  The Holder hereby agrees that immediately upon receipt of the Cash Payment and delivery of the New Note and without the need for any additional agreement or further written instrument: (i) the Original Note shall be cancelled and the Company shall have no further obligations thereunder, (ii) Holder shall release, discharge, indemnify and hold the Company harmless from any claims, demands, causes of actions, liabilities or damages, known or unknown, which the Holder many now or hereafter have which is in any way connected to the Original Note and (iii) Holder shall promptly return the Original Note to the Company marked cancelled.

5.                                      Miscellaneous.

a.                                      Entire Agreement.  This Agreement constitutes the entire agreement between Holder and the Company concerning its subject matter and supersedes all prior oral and written communications between Holder and the Company with respect to the subject matter contained herein.

b.                                      Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

c.                                       Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of Orange County, California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of Orange County, California and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

d.                                      Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY	U.S. DRY CLEANING SERVICES CORPORATION, a Delaware corporation

/S/ ALEX BOND
Alex M. Bond, Chief Executive Officer

HOLDER	INTL PROVIDENT GROUP

	By:	/S/ STEVEN J. CARLSON

	Its:	CEO

	Name:	STEVEN J. CARLSON